Exhibit 99.1

NEWS RELEASE

Aug 14, 2006

FLEXIBLE SOLUTIONS ANNOUNCES SECOND QUARTER, 2006 FINANCIAL RESULTS

VICTORIA, BRITISH COLUMBIA, Aug 14, 2006 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the second quarter ended June 30, 2006.

Sales in the second quarter, of $2,250,388, were up significantly when compared to sales, of $1,868,133, in the corresponding period a year ago. The result was a net loss of $344,627, or $0.03 per basic weighted average share, in the second quarter, 2006 compared to a net loss of  $478,317, or $0.04 per basic weighted average share, in the second quarter of 2005. Basic weighted average shares used in computing per share amounts for the quarters were 12,982,898 and 12,675,837 respectively.

Mr. Daniel B. O’Brien, CEO, states, “This was a good quarter and 6 months for FSI yielding significant growth in revenues over Q2, 2005 but, more importantly an increase in operating cash flow. For the six months ending June 30, 2006 net income reflects $704,281 of non-cash charges ($408,236 in stock option expense) and, when depreciation and stock option expenses are removed, the Company shows positive operating cash flow of $568,983 or $0.04 per share. This compares with operating cash flow of $410,617, or $0.03 of cash per share, in the corresponding six months of 2005. These numbers, along with the retirement of all debt in 2005, reflect a continued forward motion for Flexible Solutions.

The NanoChem division continues to contribute substantially to sales and cash flow and, significant new opportunities have developed to further increase sales in this division. Also, opportunities to synergistically cross sell the products of all FSI divisions continue to generate leads to new business. The swimming pool and NanoChem divisions are cooperating to increase utilization of the Peru, Illinois factory while decreasing costs for the Company as a whole. Note that NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions which has lead to less volatility in sales figures quarter over quarter. Management will work to reduce seasonality further over time as new marketing opportunities arise.

(TABLE FOLLOWS)

The following table contains supplemental information regarding income from operations for the three months ended June 30 2006 and 2005. Adjustments to exclude depreciation and stock option expenses are given below. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For 3 Months Ended June 30,

(Unaudited)

	Unaudited
	Three months ended June 30
	2006		2005

Revenue	$2,250,388		$1,868,133
Net income (loss) GAAP	$(344,627)		$(478,317)
Net income (loss) per common share – basic. GAAP	$(0.03)		$(0.04)
Weighted average shares used in computing per share amounts – basic. GAAP	12,982,898		12,675,837
Operating Cash flow (6 months). NON-GAAP	$568,983	a	$410,617	a
Operating Cash flow per share (6 months) – basic. NON-GAAP	$0.04	a	$0.03	a
Adjustments	$704,281	b	$834,736	b

a)  Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses. This is a 6 month number as per financials.

b) Amount represents depreciation and stock option expenses.

About Flexible Solutions International

Flexible Solutions International, Inc. (http://www.flexiblesolutions.com/), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers.  Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company’s Ecosavr product targets the residential swimming pool market.  The Company’s NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly, “green chemistry”

water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

 Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International – Head Office
Jason Bloom
Tel: 800.661.3560
Email: Info@flexiblesolutions.com

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